Exhibit 4.7.5

CERTIFICATE OF AMENDMENT

PURSUANT TO SECTION 3807(e) OF THE DELAWARE STATUTORY TRUST ACT

(12 Del. C. § 3801 et seq.)

THIS Certificate of Amendment is being duly executed and filed on behalf of each Delaware statutory trust (collectively, the “Trusts”) for which BNY Mellon Trust of Delaware, a Delaware banking corporation (the “Trustee”), acts as trustee at White Clay Center, Route 273, Newark, Delaware 19711, by the undersigned, as trustee, to amend the respective Certificates of Trust of the Trusts pursuant to Section 3807(e) of the Delaware Statutory Trust Act (12. Del. C. § 3801 et seq.) (the “Act”).

1. Amendment of Certificates of Trust. The Certificate of Trust of each of the Trusts is hereby amended by changing the address of the Trustee in the State of Delaware set forth therein from White Clay Center, Route 273, Newark, Delaware 19711, to 100 White Clay Center, Suite 102, Newark, Delaware 19711.

2. Effective Date. This Certificate of Amendment shall be effective immediately upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate as of December 30, 2009, in accordance with Section 3807(e) of the Act.

BNY MELLON TRUST OF DELAWARE, not in its individual capacity but solely as trustee of the Trusts

By:	/s/ Kristine K. Gullo
	Name:	Kristine K. Gullo
	Title:	Vice President